SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File No. 000-24030

                             THE PANDA PROJECT, INC.
             ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Box 174, Mills Road, Purdys, New York 10578 914-277-4819
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    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

     None (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     /X/
Rule 12g-4(a)(1)(ii)   /X/        Rule 12h-3(b)(2)(i)      / /
Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
Rule 12h-3(b)(1)(i)    / /


     Approximate number of holders of record as of the certification or notice date: 405

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Panda Project, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           The Panda Project, Inc.

Dated:    June 15, 2004                     By: /s/ William Ahearn
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                                              William Ahearn
                                              President